EXHIBIT 99.B.11A



                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 2 to the registration statement on Form N-1A (the "Registration Statement") of our report dated October 21, 1997, relating to the financial statements and financial highlights America Asia Allocation Growth Fund (constituting Sage/Tso Trust, hereafter referred to as the "Trust"), appearing in the September 30, 1997 Annual Report to Shareholders of the Trust, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the headings "Independent Accountants" and "Financial Statements" in the Statement of Additional Information.


PRICE WATERHOUSE LLP

Philadelphia, PA
October 21, 1997